                                                            Exhibit 10.17

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF DECEMBER 27, 1996

                                      AMONG

                        THE GOOD GUYS - CALIFORNIA, INC.


                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION


                                       AND


                        THE UNION BANK OF CALIFORNIA N.A.

                                TABLE OF CONTENTS

Section                                                                   Page
1.  Definitions and Financial Requirements................................  1
           1.1  Definitions...............................................  1
           1.2  Financial Requirements....................................  4

2.  The Credit Facilities.................................................  4
           2.1  The BofA Facility.........................................  4
           2.2  The UBOC Facility.........................................  5
           2.3  Pro Rata Borrowings.......................................  5
           2.4  Advances Under this Agreement.............................  5
           2.5  Optional Interest Rates...................................  5
           2.6  Standby Letters of Credit.................................  7
           2.7  Fee.......................................................  8
           2.8  Commitment Fee............................................  8
           2.9  Default Rate..............................................  8
           2.10 Termination of This Agreement.............................  8

3.  Extensions of Credit, Payments and Interest Calculations..............  9
           3.1  Requests for Credit.......................................  9
           3.2  Oral Requests.............................................  9
           3.3  Disbursements and Payments................................  9
           3.4  Branch Accounts...........................................  9
           3.5  Evidence of Indebtedness..................................  9
           3.6  Debits to Borrower's Accounts............................. 10
           3.7  Interest Calculation...................................... 10
           3.8  Late Payments; Compounding................................ 10
           3.9  Banking Day............................................... 10
           3.10 Taxes and Other Charges................................... 10
           3.11 Increased Costs........................................... 11

4.      Conditions to Availability of Credit.............................. 11
           4.1  Conditions to First Extension of Credit................... 11
           4.2  Conditions to Each Extension of Credit.................... 12

5.  Representations and Warranties........................................ 12
           5.1  Organization.............................................. 12
           5.2  No Conflicts.............................................. 12
           5.3  Enforceability............................................ 12
           5.4  Good Standing............................................. 13
           5.5  Compliance with Laws...................................... 13
           5.6  Litigation................................................ 13
           5.7  No Event of Default....................................... 13
           5.8  Information Submitted..................................... 13
           5.9  No Material Adverse Change................................ 13
           5.10 ERISA Plan Compliance..................................... 13
           5.11 Transfer of Assets........................................ 14

6.  Covenants............................................................. 14
           6.1  Notices of Certain Events................................. 14


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
Section                                                                   Page
           6.2  Financial and Other Information........................... 15
           6.3  Books, Records, Audits and Inspections.................... 16
           6.4  Adjusted Tangible Net Worth............................... 16
           6.5  Total Liabilities to Adjusted Tangible Net Worth.......... 16
           6.6  Capital Expenditures...................................... 16
           6.7  Out-Of-Debt Requirement................................... 16
           6.8  Other Indebtedness........................................ 16
           6.9  Liens..................................................... 17
           6.10 Acquisitions and Investments.............................. 18
           6.11 Dividends................................................. 18
           6.12 Loans to Officers......................................... 19
           6.13 Capital Ownership......................................... 19
           6.14 Sales and Leasebacks...................................... 19
           6.15 Existence and Properties.................................. 19
           6.16 Liquidations and Mergers.................................. 20
           6.17 Sale of Assets............................................ 20
           6.18 Insurance................................................. 20
           6.19 Compliance with Laws...................................... 20
           6.20 Accuracy of Financial Information......................... 20
           6.21 Additional Acts........................................... 20
           6.22 Business Activities....................................... 20
           6.23 Change in Name, Structure or Location..................... 20
           6.24 Subsidiaries.............................................. 21
           6.25 Environmental Quality..................................... 20
           6.26 Use of Proceeds........................................... 21
           6.27 Taxes..................................................... 21

7.  Events of Default..................................................... 21
           7.1  Failure to Pay............................................ 21
           7.2  Breach of Representation or Warranty...................... 21
           7.3  Falsity of Information.................................... 21
           7.4  Suits..................................................... 21
           7.5  Judgments................................................. 22
           7.6  Failure to Pay Debts; Voluntary Bankruptcy................ 22
           7.7  Involuntary Bankruptcy.................................... 22
           7.8  Governmental Action....................................... 22
           7.9  Default of Other Financial Obligations.................... 22
           7.10 Default of Other Bank Obligations......................... 22
           7.11 Material Adverse Change................................... 22
           7.12 ERISA Plan Termination.................................... 23
           7.13 Other Breach Under Agreement.............................. 23

8.  Miscellaneous......................................................... 23
           8.1  Successors and Assigns.................................... 23
           8.2  Consents and Waivers...................................... 23
           8.3  Governing Law............................................. 23
           8.4  Costs and Attorneys' Fees................................. 23
           8.5  Integration............................................... 23


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
Section                                                                   Page
           8.6  Participations............................................ 24
           8.7  Arbitration; Reference Proceeding......................... 25
           8.8  Notices................................................... 26
           8.9  Headings.................................................. 26
           8.10 Severability.............................................. 26
           8.11 Counterparts.............................................. 26
           8.12 Indemnification........................................... 26
           8.13 Setoff.................................................... 26

9.  Relation of Banks..................................................... 27
           9.1  Independent Facilities.................................... 27
           9.2  No Agency................................................. 27
           9.3  No Requirement to Share................................... 27
           9.4  Notices................................................... 27
           9.5  Independent Credit Investigations......................... 27
           9.6  Other Relationships....................................... 27

                      AMENDED AND RESTATED CREDIT AGREEMENT

                  This Agreement is effective as of December 27, 1996 among Bank of America National Trust and Savings Association ("BofA"), The Union Bank of California N.A., as successor by merger to The Bank of California N.A. ("UBOC") and The Good Guys - California, Inc., a California corporation ("Borrower"). BofA and UBOC are sometimes referred to as "Banks," and each is a "Bank."

                                    RECITALS

                  A. The Banks and the Borrower entered into a certain Credit Agreement dated as of September 26, 1995 (the "Previous Credit Agreement").

                  B. On the effective date of this Agreement, all indebtedness outstanding under the Previous Credit Agreement shall be deemed outstanding under this Agreement, and the Previous Credit Agreement shall be deemed cancelled.

                                    AGREEMENT

1.       Definitions and Financial Requirements.

                  1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes hereof:

                     "Availability Period" means the period commencing on the Closing Date and ending on December 31, 1997.

                     "Banking Day" means, unless otherwise defined in this Agreement, a day other than a Saturday or a Sunday on which Banks are open for business in California. With respect to LIBOR Rate Portions, a Banking Day is a day other than a Saturday or a Sunday on which Banks are open for business in California, New York and London and are dealing in offshore dollars.

                     "UBOC Facility" means the facility provided by UBOC under Paragraph 2.2 below.

                     "UBOC Money Market Rate" means a rate per annum which UBOC quotes as the rate at which funds in the amount of the Portion and for a period of time comparable to the Interest Period are available for purchase from other banks in the ordinary course of UBOC's business on the first day of the applicable Interest Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance, and similar requirements that under any circumstances could be applicable to UBOC pursuant to applicable law or regulation, and other amounts associated with UBOC's costs and desired return. The

         UBOC Money Market Rate may be accepted only at the time quoted by UBOC. Due to changes in legal, regulatory, economic, or market conditions, UBOC may at any time determine that the UBOC Money Market Rate is not available.

                     "UBOC's Prime Rate" means a fluctuating rate that changes with the rate UBOC announces to be in effect from time to time as its prime rate. The Prime Rate is set by UBOC based on various factors, including general economic and market conditions, and is used as a reference point in pricing certain loans. UBOC may price its loans at, above or below the Prime Rate.

                     "BofA Facility" means the facility provided by BofA under Paragraph 2.1 below.

                     "BofA's Reference Rate" means the rate of interest publicly announced from time to time by BofA in San Francisco, California, as its reference rate. Any change in BofA's Reference Rate shall take effect on the day specified in the public announcement of such change. BofA's Reference Rate is set by BofA based on various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. BofA may price loans at, above or below BofA's Reference Rate.

                     "Capital Expenditure" means an expenditure for the acquisition of fixed or capital assets or the leasing of fixed or capital assets, net of (a) the leasing of premises for retail store locations and distribution facilities; (b) equipment rentals for less than one year; (c) landlord allowances for leasehold improvements; (d) expenditures under operating leases; and (e) amounts funded during the fiscal year ending September 30, 1996.

                     "Cayman Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by BofA as of the first day of the Interest Period.)

               Cayman Rate =                 Cayman Base Rate
                              ----------------------------------------------
                                        (1.00 - Reserve Percentage)

         Where "Cayman Base Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which BofA's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable Interest Period to other major banks in the offshore dollar inter-bank market.


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                     "Closing Date" means the date that the conditions precedent stated in Paragraph 4.1 below are all satisfied or waived as provided by the Banks in writing.

                     "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

                     "ERISA Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                     "Event of Default" means any event listed in Article 7 of this Agreement.

                     "Interest Period" means for each Portion the period during which such Portion shall bear interest at a specified Optional Rate, as agreed by the Banks and the Borrower at the time Borrower requests the Portion.

                     "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the respective Bank as of the first day of the Interest Period.)

                  LIBOR Rate =               London Rate
                                  ------------------------------
                                    (1.00 - Reserve Percentage)

         Where "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) determined as follows:

                           (a) for amounts outstanding from BofA, the rate at
                  which BofA's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable Interest Period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) Banking Days before the commencement of the Interest Period.

                           (b) for amounts outstanding from UBOC, the rate at
                  which U.S. dollar deposits for the applicable Interest Period would be offered to UBOC in the Eurodollar market two (2) Banking Days before the commencement of the Interest Period.

                     "Optional Rate" means one of the optional interest rates provided under this Agreement, other than BofA's Reference Rate and UBOC's Prime Rate.

                     "Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is accruing at one of the Optional Rates.

                     "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                     "Spread" means one and two-tenths (1.20) percentage points; provided, however, that the Spread shall be reduced to ninety-five one-hundredths (.95) of one percentage point on the Banking Day following the day on which the Banks receive written evidence that the Borrower and Guarantor have, on a consolidated basis, achieved net income (exclusive of non-recurring gains) of not less than Three Million Five Hundred Thousand Dollars ($3,500,000) for the fiscal quarter ending December 31, 1996, and Two Hundred Fifty Thousand Dollars ($250,000) for the fiscal quarter ending March 31, 1997.

                     "Tangible Net Worth" means the gross book value of the assets of Guarantor on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

                  1.2 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied.

2.  The Credit Facilities

                  2.1 The BofA Facility. Subject to the provisions of this Agreement, from time to time during the Availability Period, BofA, on a revolving basis, will make advances to Borrower and issue standby letters of credit for Borrower's account. The undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the BofA Facility may not exceed at any one time Five Million Dollars ($5,000,000). The total of all advances, plus the undrawn and the drawn and unreimbursed amount of all letters of credit, outstanding under the BofA Facility may not exceed at any one time Thirty Three Million Dollars ($33,000,000) (the "BofA Credit Limit").

                  2.2 The UBOC Facility. Subject to the provisions of this Agreement, from time to time during the Availability Period, UBOC, on a revolving basis, will make advances to Borrower and issue standby letters of credit for Borrower's account. The undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the UBOC Facility may not exceed at any one time Two Million Five Hundred Thousand Dollars ($2,500,000). The total of all advances plus the undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the UBOC Facility may not exceed at any one time Seventeen Million Dollars ($17,000,000) (the "UBOC Credit Limit").

                  2.3 Pro Rata Borrowings. Borrower agrees that, at all times, the total of all advances, plus the undrawn and the drawn and unreimbursed amount of all letters of credit, outstanding under the BofA Facility and the UBOC Facility, respectively, shall bear the same ratio as the ratio of the BofA Credit Limit to the UBOC Credit Limit. Whenever the ratio of the BofA Credit Limit to the UBOC Credit Limit changes in accordance with the provisions of paragraphs 2.1 and 2.2 above, the Borrower shall adjust the credit outstandings from the two Banks to maintain the ratio required by the preceding sentence as soon as it is possible to do so without incurring any penalties for prepaying any Portion bearing interest at an Optional Rate. Whenever the Borrower requests a letter of credit, both Banks shall issue letters of credit to the same beneficiary and for the same term, in pro rata amounts in proportion to the ratio of the BofA Credit Limit to the UBOC Credit Limit at the time the letters of credit are designated.

                  2.4 Advances Under this Agreement.

                     (a) Borrower shall repay the entire principal balance of all advances under this Agreement on the last day of the Availability Period, subject to the provisions of Paragraph 2.5(e) below.

                     (b) Except as provided below, advances made by BofA under this Agreement shall bear interest at a rate per annum equal to BofA's Reference Rate, and advances made by UBOC under this Agreement shall bear interest at a rate per annum equal to UBOC's Prime Rate. Borrower shall pay interest monthly in arrears on the first day of each month until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable.

                  2.5 Optional Interest Rates. In lieu of the rates related to BofA's Reference Rate and UBOC's Prime Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at any of the following rates plus the Spread during an appropriate Interest Period: the LIBOR Rate; for amounts advanced by BofA, the Cayman Rate; and for amounts advanced by UBOC, the UBOC Money Market Rate. Each Optional Rate is subject to the following requirements:

                     (a) Each Portion shall be for an amount not less than the following:

                        (i) For the LIBOR Rate or the UBOC Money Market Rate,
                  One Million Dollars ($1,000,000).

                        (ii) For the Cayman Rate, an amount not less than Five
                  Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

                     (b) Each Interest Period shall not end later than the last day of the Availability Period. For the LIBOR Rate, the Interest Period shall be one (1), two (2), three (3), six (6), or twelve (12) months. For the UBOC Money Market Rate, the Interest Period shall be from one to no longer than sixty days. For the Cayman Rate, the Interest Period shall be from one day to no longer than one year. For the LIBOR Rate and the Cayman Rate, the last day of the Interest Period will be determined by each Bank using the practices of the offshore dollar inter-bank market.

                     (c) Borrower shall pay interest on each Portion on the first day of each month following the first day of the Interest Period for such portion and on the last day of the Interest Period for such portion.

                     (d) A Portion shall not be converted to a different interest rate during its Interest Period. Upon the expiration of an Interest Period, the Portion shall thereafter bear interest at the rate based on BofA's Reference Rate or UBOC's Prime Rate, as applicable, unless Borrower elects a new interest rate as provided hereunder.

                     (e) Any payment of a Portion prior to the last day of the Interest Period for such Portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by either Bank to a Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Interest Period exceeds (ii) the interest which would have been recoverable by such Bank by placing the amount repaid on deposit in the Reinvestment Market specified below for a period starting on the date it


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


         was repaid and ending on the last day of the Interest Period for such portion. The Reinvestment Market for LIBOR Rate Portions, Cayman Rate Portions and UBOC Money Market Rate Portions shall be the offshore dollar inter-bank markets.

                     (f) Banks shall have no obligation to accept an election for a Portion if any of the following described events has occurred and is continuing:

                        (1) Dollar deposits in the principal amount, and for
                  periods equal to the Interest Period, of a Portion are not available in the relevant market; or

                        (2) The Optional Rate does not accurately reflect the
                  cost of the Portion.

                  2.6 Standby Letters of Credit.

                     (a) Each standby letter of credit shall be issued pursuant to the terms and conditions hereof and of each Bank's standard form agreement for standby letter of credit executed by Borrower.

                     (b) Each standby letter of credit shall:

                        (1) expire on or before one (1) year after the date such
                  letter of credit is issued, but in no event later than the last day of the Availability Period;

                        (2) be otherwise in form and substance and in favor of
                  beneficiaries satisfactory to Banks.

                     (c) Borrower shall pay the Banks an issuance fee equal to one and two-tenths percent (1.20%) per annum of the outstanding undrawn amount of each standby letter of credit, payable in advance at the time the letter of credit is issued and annually thereafter, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at each Bank's option, the amount of the fee shall be increased to 2.0% per annum, effective starting on the day the Banks provide notice of the increase to the Borrower. In addition, the Borrower shall pay such other fees at the times and in the amounts that each Bank advises Borrower from time to time as being applicable to Borrower's standby letters of credit.

                     (d) Any sum owed to either Bank with respect to a standby letter of credit issued for Borrower's account which is not paid when due shall, at the option of that Bank in each instance, be added to advances outstanding under the that Bank's Facility and shall thereafter bear interest at the rate applicable to advances.


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


                     (e) In addition to any other rights or remedies which Banks may have under this Agreement or otherwise, upon the occurrence of an Event of Default each Bank may require Borrower to prepay the amount of any standby letters of credit outstanding from that Bank under this Agreement.

                  2.7 Fee. Borrower has previously paid the following fees on or before the date of execution of this Agreement: for BofA, a fee of Twenty Thousand Dollars ($20,000); and for UBOC, a fee of Ten Thousand Dollars ($10,000).

                  2.8 Commitment Fee.

                     (a) Borrower shall pay each Bank a commitment fee at the rate of three tenths of one percent (0.30%) per annum on the average daily unused portion of the following: (i) for BofA, the BofA Credit Limit; and (ii) for UBOC, the UBOC Credit Limit. The commitment fee shall be computed on a calendar quarter basis in arrears. The commitment fee shall be payable on the first day of each calendar quarter, and on the last day of the Availability Period. The amounts of the Credit Limits which are used shall include both advances and the face amount of outstanding letters of credit.

                     (b) Upon at least thirty (30) days' advance written notice to Banks, Borrower may cancel the availability of credit under this Agreement and repay all of its obligations hereunder in full (subject to the provisions of Paragraphs 2.5(e) above), and Borrower shall not be obligated to pay a commitment fee for any quarterly fee after the quarterly period in which such cancellation and repayment occurred.

                  2.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under Paragraph 6.4, 6.5, 6.7, or 7.1 below and without constituting a waiver of any such Event of Default, advances under this Agreement from either Bank shall at the option of such Bank bear interest at a rate per annum which is two percentage points (2.00%) higher than the rate of interest otherwise provided under this Agreement. Upon the expiration of any Interest Period, the relevant Portion shall thereafter bear interest at BofA's Reference Rate plus two percentage points (2.00%) or UBOC's Prime Rate plus two percentage points (2.00%).

                  2.10 Termination of This Agreement. Borrower may, at any time, terminate this Agreement by written notice to Banks, provided that all amounts outstanding hereunder have been paid and all other obligations of Borrower have been fulfilled.


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


3.  Extensions of Credit, Payments and Interest Calculations

                  3.1 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank extending the credit or in any other manner acceptable to that Bank. Requests for advances must be received no later than 2:00 p.m. on the date the advance will be made; provided that requests for advances or the designation of portions which will bear interest at the LIBOR Rate must be received no later than 9:00 a.m. three
(3) Banking Days before the date the advance will be made or the designation will take effect; provided further that requests for advances or the designation of Portions which will bear interest at an Optional Rate other than the LIBOR Rate must be received no later than 11:00 a.m. on the date the advance will be made or the designation will take effect.

                  3.2 Oral Requests. At each Bank's sole discretion in each instance, such Bank may accept telephone requests to make or to repay extensions of credit. Extensions of credit requested by telephone shall be deposited or wired into Borrower's commercial account number 14995-05205 with BofA, or such other account(s) as may be specified in writing by Borrower. Telephone requests may be made by any individual identified in writing to such Bank on a form acceptable to such Bank as being authorized to make such requests. Each Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by Borrower to make such requests without making independent inquiry. Borrower hereby indemnifies each Bank for, and holds each Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Banks' in-house counsel), however arising, which such Bank suffers or incurs based on or arising out of extensions of credit or payments made on any telephone request, except that Banks shall not be indemnified against their own gross negligence or wilful misconduct. The provisions of this Paragraph shall survive termination of this Agreement.

                  3.3 Disbursements and Payments. Each disbursement by Banks and each payment by Borrower under this Agreement shall be made in U.S. Dollars and in immediately available funds and at such branch of each Bank as that Bank may from time to time select.

                  3.4 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch of the Bank extending the credit as such Bank may from time to time select.

                  3.5 Evidence of Indebtedness. Principal, interest and all other sums due each Bank under this Agreement shall be evidenced by entries in records maintained by such Bank, and, if required by such Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by each Bank.

                  3.6 Debits to Borrower's Accounts. Borrower hereby authorizes BofA to debit Borrower's account number 14995-05205 in the amount of interest and fees due to BofA under this Agreement. BofA shall debit the account on the date such amounts become due, or, if such due date is not a Banking Day, on the next Banking Day after such due date. For amounts due to UBOC, upon the instructions of Borrower, BofA shall wire such amounts as designated by Borrower to The Union Bank of California N.A., ABA #1220-00496, for credit to CBND Bancontrol Account No. 001-2060232 to the attention of Corporate Note Department. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Paragraph, such debit will be reversed and such amount will remain unpaid. Borrower shall pay BofA's standard fees for each wire transfer.

                  3.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest or a larger fee than if a three hundred sixty-five (365) day year were used.

                  3.8 Late Payments; Compounding. At the option of each Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of this Agreement and shall thereafter bear interest at the rate applicable to principal.

                  3.9 Banking Day. Any sum payable by Borrower hereunder which becomes due on a day which is not a Banking Day shall be due on the next Banking Day after such due date (subject to the practices of the Eurodollar market, if applicable). Any payments received by either Bank on a day which is not a Banking Day or after 2:00 p.m. on a Banking Day shall be deemed to be received on the next Banking Day after such date of receipt.

                  3.10 Taxes and Other Charges.

                     (a) Borrower agrees to make all payments or reimbursements under this Agreement free and clear of and without deduction for any present or future taxes, levies, imposts, fees or other charges of any kind which may be imposed by any governmental authority with respect to such payments or reimbursements ("Taxes"). If any Taxes are imposed by any governmental authority, Borrower agrees to pay such Taxes and to confirm payment by delivery of official tax receipts or notarized copies thereof to Banks within thirty (30) days after the due date for each tax payment. This

         Paragraph shall not apply with respect to any taxes which are imposed on or measured by either Bank's net income by any jurisdiction.

                     (b) In the event the Borrower is prohibited by operation of law from making payments or reimbursements to the Banks without making such deductions or paying, or causing to be paid, any and all Taxes, the Borrower shall pay to the Banks upon demand such additional amounts as may be necessary in order to reimburse the Banks for Taxes paid by the Banks on the Borrower's behalf such that the aggregate net amounts received by the Banks shall equal the amounts which would have been received if such deduction or withholding had not been required.

                  3.11 Increased Costs. Borrower shall reimburse or compensate each Bank, upon demand by that Bank, for all costs incurred, losses suffered or payments made by that Bank which are applied or allocated by such Bank to this Agreement (all as reasonably determined by such Bank in its sole discretion) by reason of any change in any statute, regulation, or any request or requirement of any regulatory agency, whether or not having the force of law, which is applicable to all or a class of all national banks, including:

                     (a) any and all present or future reserve, deposit or similar requirements applied against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, such Bank; and

                     (b) any and all present or future capital or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, such Bank.

4.       Conditions to Availability of Credit.

                  Each Bank's obligation to extend credit under this Agreement is subject to the following conditions. In the case of documents or evidence to be received by Banks, each such item must be in form and substance satisfactory to both Banks:

                  4.1 Conditions to First Extension of Credit. Before the first extension of credit:

                     (a) Receipt by Banks of evidence that the execution, delivery, and performance by Borrower and Guarantor of this Agreement and any instrument or agreement required under this Agreement, as appropriate, have been duly authorized.

                     (b) Receipt by Banks of an executed copy of this Agreement; a promissory note as required by UBOC; and each Bank's standard wire transfer agreement.

                     (c) Payment of any fees and costs due on the Closing Date.

                     (d) Continuing guaranties, on each Bank's standard form, executed by Guarantor, guarantying the obligations of Borrower to each Bank, in a principal amount acceptable to each Bank.

                     (e) Payment by the Borrower of all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by the Banks in connection with this Agreement.

                  4.2 Conditions to Each Extension of Credit. As a condition to each extension of credit,

                     (a) Borrower must be in compliance with Paragraph 2.3 above.

                     (b) Each representation and warranty made by Borrower and Guarantor under this Agreement must be true and correct as of the date of the extension of credit.

5.       Representations and Warranties

                  Borrower represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

                  5.1 Organization. Borrower and Guarantor each is a corporation duly organized and existing under the laws of the state of its organization and the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are within Borrower's and Guarantor's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or Guarantor;

                  5.2 No Conflicts. The execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound or affected;

                  5.3 Enforceability. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable;

                  5.4 Good Standing. Borrower and Guarantor each is properly licensed and in good standing in each state in which it is doing business and Borrower and Guarantor each has qualified under, and complied with, where required, the fictitious name statute of each state in which it is doing business;

                  5.5 Compliance with Laws. Borrower and Guarantor each has complied with all federal, state, and local laws, rules, and regulations affecting the business of Borrower and Guarantor including, but not limited to, laws regulating Borrower's and Guarantor's sales or the furnishing of services to their customers and disclosures in connection therewith;

                  5.6 Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or Guarantor or their property, the adverse determination of which would have a material adverse effect on Borrower's or Guarantor's financial condition or operations or impair Borrower's or Guarantor's ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

                  5.7 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default;

                  5.8 Information Submitted. All financial information submitted by Borrower or Guarantor to either Bank has been prepared in accordance with generally accepted accounting principles consistently applied, is fairly presented in all material respects and is complete insofar as may be necessary to give Banks a true and accurate knowledge of the subject matter thereof;

                  5.9 No Material Adverse Change. There has been no material adverse change in the consolidated financial condition of Borrower and Guarantor since the date of the most recent financial statements submitted to Banks;

                  5.10 ERISA Plan Compliance.

                     (a) Borrower and Guarantor each has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any ERISA Plan under Title IV of ERISA;

                     (b) No reportable event has occurred under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice;

                     (c) No action by Borrower or Guarantor to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA;

                     (d) No proceeding has been commenced with respect to an ERISA Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                  5.11 Transfer of Assets. All of the assets of the Guarantor have been transferred to the Borrower, and all of the liabilities and obligations of the Guarantor have been assumed by the Borrower, except for such assets, liabilities and obligations which have been disclosed to the Banks and are acceptable to the Banks.

6.       Covenants

                  So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, Borrower and Guarantor shall, unless Banks waive compliance in writing:

                  6.1 Notices of Certain Events. Promptly give written notice to both Banks of:

                     (a) all litigation affecting Borrower or Guarantor where the amount claimed is Two Million Dollars ($2,000,000) or more;

                     (b) any substantial dispute which may exist between Borrower or Guarantor and any governmental regulatory body or law enforcement authority;

                     (c) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

                     (d) the occurrence of any reportable event under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty (30) day notice; any action by Borrower or Guarantor to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under
         Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under Section 4042 of ERISA;

                     (e) any other matter which has resulted or could reasonably be expected to result in an adverse change in Borrower's or Guarantor's financial condition or operations;

                  6.2 Financial and Other Information. Deliver to both Banks in form and detail satisfactory to Banks, and in such number of copies as Banks may request:

                     (a) Within one hundred twenty (120) days after the end of each fiscal year Guarantor's consolidated financial statements for such year audited by a certified public accountant together with an unqualified opinion of such certified public accountant and including, at a minimum, Guarantor's consolidated balance sheet and statements of income, retained earnings and cash flow, and including a copy of the accountant's management letter;

                     (b) Within one hundred twenty (120) days after the end of each fiscal year, a copy of Guarantor's Form 10-K Annual Report; within sixty (60) days after each quarterly accounting period, a copy of Guarantor's Form 10-Q Quarterly Report; and within ten (10) days after the date of filing with the Securities and Exchange Commission, a copy of each Form 8-K Current Report filed by Guarantor;

                     (c) Within forty-five (45) days after each quarterly accounting period, a certificate, signed by a responsible officer of Borrower, certifying compliance with all terms and conditions of this Agreement;

                     (d) Within thirty (30) days after each monthly accounting period, the Guarantor's consolidated financial statements prepared by the Guarantor;

                     (e) By September 30, 1997, Guarantor's projected consolidated balance sheet and statements of income, retained earnings and cash flow for the fiscal year ending September 30, 1998;

                     (f) Promptly upon request of either Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower or Guarantor as Banks may reasonably request;

                  6.3 Books, Records, Audits and Inspections. Borrower and Guarantor must maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Guarantor or their business and permit employees or agents of either Bank at any reasonable time to inspect Borrower's and Guarantor's properties and to examine or audit Borrower's and Guarantor's books, accounts, and records and make copies and memoranda thereof.

                  6.4 Adjusted Tangible Net Worth. Maintain on a consolidated basis Adjusted Tangible Net Worth of at least One Hundred Thirty Million Dollars ($130,000,000). "Adjusted Tangible Net Worth" means Tangible Net Worth minus the proceeds of any public or private offering of stock of the Guarantor on or after September 30, 1996, including stock sold under the Employee Stock Purchase Plan.

                  6.5 Total Liabilities to Adjusted Tangible Net Worth. Not permit the ratio of consolidated total liabilities (as shown on consolidated balance sheet, prepared in accordance with generally accepted accounting principles) to Adjusted Tangible Net Worth to exceed the figures indicated as of each date set forth below:

                     (a) As of December 31, 1996: 1.40:1.00.

                     (b) As of March 31, 1997: 1.00:1.00.

                     (c) As of June 30, 1997: 1.20:1.00.

                     (d) As of September 30, 1997: 1.00:1.00.

                  6.6 Capital Expenditures. Not, during the fiscal year ending September 30, 1997, on a consolidated basis, expend or incur, or consent to expend or incur, Capital Expenditures of more than Eleven Million Dollars ($11,000,000).

                  6.7 Out-Of-Debt Requirement. During the one hundred and sixty
(160) day period ending on May 30, 1997, Borrower and Guarantor must repay all outstanding advances, and not draw any new advances, for a period of at least thirty (30) consecutive calendar days. This requirement must be fulfilled at the same time for the BofA Facility, the UBOC Facility, and any uncommitted facilities from either Bank or any other lender.

                  6.8 Other Indebtedness. Borrower and Guarantor each shall not create or incur any indebtedness for borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Paragraph shall not be deemed to prohibit:

                     (a) the acquisition of goods, supplies or merchandise on normal trade credit; including, but not limited to, indebtedness for the purchase of inventory under the existing agreements with Deutsche Financial Services Corporation and Transamerica Commercial Finance Corporation, in an amount not exceeding Forty Million Dollars ($40,000,000) at any one time; provided, however, that in each case the agreement between the Borrower and the lender (and any amendments thereto) must be in form and substance acceptable to the Banks;

                     (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

                     (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

                     (d) indebtedness and lease obligations existing as of the date of this Agreement and which have been disclosed to Banks in writing;

                     (e) leasing of premises for retail store locations, distribution facilities and corporate facilities;

                     (f) equipment rentals for less than one year;

                     (g) additional indebtedness under uncommitted facilities from either Bank or any other lender; provided, however, that the total outstanding indebtedness from both Banks (whether under this Agreement or otherwise) plus the total outstanding indebtedness under uncommitted facilities from other lenders must not exceed at any time Fifty Million Dollars ($50,000,000).

                  6.9 Liens. Borrower and Guarantor each shall not create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

                     (a) liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Banks in writing;

                     (b) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty;

                     (c) purchase money security interests in property acquired after the date of this Agreement; provided, however, that no such liens shall cover Borrower's inventory;

                     (d) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens, other than any lien imposed under ERISA, imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP; provided that all such items shall not, in the aggregate, exceed Two Million Dollars ($2,000,000) at any time (excluding any mechanics and materialmen liens which have not been recorded in the real property records and for which no other enforcement action has been taken); provided, however, that no such liens shall cover Borrower's inventory;

                  6.10 Acquisitions and Investments. Borrower and Guarantor each shall not acquire or purchase the assets or business of any other person, firm, or corporation; and not purchase any stock or make any other investment in any other company, except for:

                     (a) joint ventures for real estate development with respect to the Borrower's retail store locations and distribution facilities, for an aggregate investment in any one fiscal year not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000); such dollar limit to be non-cumulative from year to year;

                     (b) cash and certificates of deposit;

                     (c) U.S. treasury bills and other obligations of the federal government;

                     (d) readily marketable commercial paper with a maturity not exceeding sixty (60) days;

                     (e) bankers' acceptances;

                     (f) repurchase agreements covering U.S. government securities;

                  6.11 Dividends. Borrower and Guarantor shall not (and shall not permit any of their subsidiaries to) declare or pay any dividends on any of their respective shares except dividends payable in capital stock, and not purchase, redeem or otherwise acquire for value any of their respective shares, or create any sinking fund in relation thereto; provided, however, that Borrower and Guarantor may purchase stock from their employees for a consideration not exceeding, in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000) in any one fiscal year;

                  6.12 Loans to Officers. Borrower and Guarantor each shall not make any loans, advances or other extensions of credit to any of Borrower's or Guarantor's executives, officers, employees, directors or shareholders (or any relatives of any of the foregoing); provided, however, that Borrower and Guarantor may make such loans, advances and extensions of credit to executives, officers and employees in an amount not exceeding, in the aggregate, One Million Dollars ($1,000,000) in any one fiscal year; such dollar limit to be non-cumulative from year to year;

                  6.13 Capital Ownership. Borrower and Guarantor each shall not cause, permit, or suffer any one shareholder to control, directly, indirectly or through affiliates, more than fifty percent (50%) of Guarantor's capital ownership; and Borrower's capital stock must continue to be entirely owned by Guarantor;

                  6.14 Sales and Leasebacks. Borrower and Guarantor each shall:

                     (a) Not dispose of any of its assets except for full, fair and reasonable consideration;

                     (b) Not enter into any sale and leaseback agreement covering any of its fixed or capital assets; provided, however, that Borrower may enter into sale/leaseback agreements covering rolling stock, equipment and fixtures as follows: (i) agreements covering assets first used by Borrower or Guarantor within the 90 days prior to the agreement; and (ii) additional agreements in an aggregate amount not exceeding Five Million Dollars ($5,000,000) in each fiscal year; such dollar limit to be non-cumulative from year to year;

                  6.15 Existence and Properties. Borrower and Guarantor each shall maintain and preserve Borrower's and Guarantor's existence and all rights, privileges and franchises now enjoyed, conduct Borrower's and Guarantor's business in an orderly, efficient and customary manner, keep all Borrower's and Guarantor's properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved;

                  6.16 Liquidations and Mergers. Borrower and Guarantor each shall not liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture or other combination, except for joint ventures permitted in Paragraph 6.10 above; and (b) any merger whose primary purpose is to reincorporate in another state; provided that Borrower provides to Banks such documentation as reasonably required by either Bank;

                  6.17 Sale of Assets. Borrower and Guarantor each shall not sell, lease, or otherwise dispose of its business or assets as a whole or such as in the opinion of either Bank constitute a substantial portion of its business or assets except in the ordinary course of its business as heretofore conducted;

                  6.18 Insurance. Borrower and Guarantor each shall maintain and keep in force insurance of the type usual for the business it is in, and deliver to Banks upon either Bank's request a copy of each insurance policy or, if permitted by Banks, a certificate of insurance listing all insurance in force;

                  6.19 Compliance with Laws. Borrower and Guarantor each shall at all times comply with, or cause to be complied with, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Guarantor or Borrower's or Guarantor's business;

                  6.20 Accuracy of Financial Information. Borrower and Guarantor each shall cause all financial information upon submission by Borrower or Guarantor to Banks to be fairly presented in all material respects and complete to the extent necessary to give Banks a true and accurate knowledge of the subject matter thereof;

                  6.21 Additional Acts. Borrower and Guarantor each shall perform, on request of either Bank, such acts as may be reasonably necessary or advisable to carry out the intent of this Agreement;

                  6.22 Business Activities. Borrower and Guarantor each shall not engage in any business activities or operations substantially different from or unrelated to present business activities and operations;

                  6.23 Change in Name, Structure or Location. Notify Banks in writing prior to any change in (a) Borrower's or Guarantor's name, (b) Borrower's or Guarantor's business or legal structure, or (c) Borrower's or Guarantor's place of business or chief executive office if Borrower or Guarantor has more than one place of business;

                  6.24 Subsidiaries. Borrower and Guarantor each shall not create or acquire any subsidiaries without the prior written consent of both Banks, which consent shall not unreasonably be withheld;

                  6.25 Environmental Quality. Borrower and Guarantor each shall comply with all applicable laws, rules, regulations, orders and directives relating to environmental quality, where a failure to so comply may result in a material adverse effect on the Borrower's or Guarantor's financial condition or ability to repay the credit outstanding under this Agreement;

                  6.26 Use of Proceeds. Borrower shall use the proceeds of the credit provided by this Agreement for general working capital purposes, and such other purposes as may be acceptable to Banks;

                  6.27 Taxes. Borrower and Guarantor each shall pay all taxes when due.

7.  Events of Default

                  The occurrence of any of the following Events of Default shall terminate any obligation on the part of either Bank to extend credit under this Agreement and, at the option of each Bank, shall make all obligations of Borrower to such Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

                  7.1 Failure to Pay. Borrower fails to pay when due, any instalment of interest or principal or any other sum due under this Agreement in accordance with the terms hereof;

                  7.2 Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made;

                  7.3 Falsity of Information. Any financial or other information delivered by Borrower or Guarantor to Banks proves to be false or misleading in any material respect;

                  7.4 Suits. One or more suits are filed against Borrower or Guarantor by a trade creditor or trade creditors of Borrower or Guarantor in an aggregate amount of at least Two Million Dollars ($2,000,000) provided that such suit may have a material adverse impact on Borrower or Guarantor;

                  7.5 Judgments. One or more judgments or arbitration awards are entered against Borrower or Guarantor, or Borrower or Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of Two Million Dollars ($2,000,000) or more on a claim or claims not covered by insurance;

                  7.6 Failure to Pay Debts; Voluntary Bankruptcy. Borrower or Guarantor fails to pay its debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

                  7.7 Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against Borrower or Guarantor, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of Borrower or Guarantor; provided, however, that such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment;

                  7.8 Governmental Action. Any governmental regulatory authority takes or institutes action which, in the opinion of either Bank, will materially adversely affect Borrower's or Guarantor's condition, operations or ability to pay Borrower's obligations under this Agreement or any instrument or agreement required under this Agreement;

                  7.9 Default of Other Financial Obligations. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which Borrower or Guarantor may be a party as borrower, guarantor or instalment purchaser if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation;

                  7.10 Default of Other Bank Obligations. Any default occurs under any other obligation of Borrower or Guarantor to either Bank or to any subsidiary or affiliate of either Bank, which default has not been waived in writing by such Bank or cured by Borrower or Guarantor within any applicable grace period;

                  7.11 Material Adverse Change. Any material adverse change occurs in the financial condition or results of operations of Borrower or Guarantor or in Borrower's or Guarantor's ability to perform its obligations under this Agreement or under any instrument or agreement required by this Agreement;

                  7.12 ERISA Plan Termination. Any ERISA Plan termination or any full or partial withdrawal from an ERISA Plan occurs which could result in liability of Borrower or Guarantor to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of either Bank, will have a material adverse effect on the financial condition of Borrower or Guarantor;

                  7.13 Other Breach Under Agreement. Borrower or Guarantor breaches, or defaults under, any term, condition, provision, representation or warranty contained in this Agreement not specifically referred to in this Article.

8.  Miscellaneous

                  8.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of both Banks.

                  8.2 Consents and Waivers. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

                  8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

                  8.4 Costs and Attorneys' Fees. Borrower agrees to pay to Banks, on demand, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by either Bank in connection with the preparation, administration and enforcement of this Agreement and any instrument or agreement required under this Agreement, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Banks' rights, remedies, and obligations under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding (including any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal), as determined by the court or arbitrator.

                  8.5 Integration. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

                  8.6 Participations.

                     (a) Any Bank (a "Transferor") may from time to time sell, assign, grant participations in, or otherwise transfer to any other person, firm or corporation (a "Participant") all or part of the obligations of Borrower and Guarantor to Transferor under this Agreement.

                     (b) Borrower agrees that each transfer of its obligations under this Agreement will give rise to a direct obligation of Borrower to the Participant and that Participant shall have the same rights and benefits under this Agreement as it would have if it were a Bank party to this Agreement, including rights and benefits under Paragraphs 3.10 and 3.11 above.

                     (c) Each transferor shall remain liable for the performance of all of its obligations under this Agreement notwithstanding any transfer by such Transferor of Borrower's obligations under this Agreement.

                     (d) Each transfer of Borrower's obligations under this Agreement shall be on terms which provide that: (i) Participant shall not be entitled to take or refrain from taking, or to require Transferor to take or refrain from taking, any action under this Agreement or any instrument or agreement required hereunder other than through Transferor; and (ii) Except in case of insolvency, bankruptcy, receivership or equivalent proceedings: (A) Participant shall deal only with Transferor; and (B) Borrower shall not be required to deal with Participant.

                     (e) Borrower authorizes each Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of Borrower which may be in the hands of Bank or such Participant, respectively. Borrower authorizes each Bank to disclose to any prospective Participant and any Participant any and all information in such Bank's possession concerning Borrower, Guarantor and this Agreement.

                  8.7 Arbitration; Reference Proceeding.

                     (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                     (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to either Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

                     (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                     (d) No provision of this Paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At each Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

                  8.8 Notices. All notices required hereunder shall be personally delivered or sent by first class mail, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing.

                  8.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                  8.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

                  8.11 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                  8.12 Indemnification. The Borrower shall indemnify the Banks against, and hold the Banks harmless from, all claims, actions, losses, and expenses, including attorneys' fees and costs incurred by the Banks, arising from any contention that the Borrower has failed to comply with any law, rule, regulation, order or directive applicable to the Borrower's sales or leases to or performance of services for the Borrower's customers, including without limitation those sales, leases, and services requiring consumer or other disclosures. This indemnification shall survive the repayment of all principal, interest and fees payable under this Agreement.

                  8.13 Setoff. Each Bank agrees that it will not set off amounts due to such Bank against deposits made by Borrower or Guarantor at such Bank, unless there has been an Event of Default under Paragraph 7.6 or 7.7 above. Nothing in this Paragraph shall constitute a waiver of any rights the Banks may have to place an administrative hold on any deposits upon the occurrence of an Event of Default under Paragraph 7.6 or 7.7 above.

9.  Relation of Banks.

                  9.1 Independent Facilities. The obligations of each Bank under this Agreement are several and not joint, and the credit facilities provided by each Bank under this Agreement are independent.

                  9.2 No Agency. Neither Bank is the agent of the other under this Agreement, and each Bank shall manage its own credit facilities and enforce its own rights and remedies under this Agreement; provided, however, that (a) any amendment of this Agreement requires the consent of both Banks, and (b) any waiver of any provision of this Agreement shall be binding only on such Bank or Banks as consent to the waiver.

                  9.3 No Requirement to Share. Neither Bank shall be obligated to share with the other Bank any payments or other amounts received from, or for the account of, the Borrower or the Guarantor; provided, however, that to the extent that either Bank exercises the right of setoff as permitted in Paragraph
8.13 above, then that Bank shall share the amount recovered by such setoff, with each Bank receiving from such setoff an amount proportional to the ratio of the total credit outstanding under this Agreement from each Bank at the time of the setoff. The amount shared with the other Bank shall constitute a purchase of a participation in the other Bank's credit outstanding to the Borrower.

                  9.4 Notices. Each Bank (the "Notifying Bank") shall promptly give notice to the other Bank (the "Receiving Bank") of any (a) declaration of Borrower's default made by the Notifying Bank; (b) termination of the availability of additional credit from the Notifying Bank; or (c) acceleration of the due date of any payment to be made to the Notifying Bank. Upon receipt of such notice, the Receiving Bank shall have the right to terminate the availability of any additional credit from the Receiving Bank.

                  9.5 Independent Credit Investigations. Each Bank represents that it has made and agrees that it shall continue to make its own independent investigation of the financial condition and affairs of Borrower and Guarantor and its own appraisal of the creditworthiness of Borrower and Guarantor. Neither Bank has any duty to provide the other Bank with any credit or other information with respect to Borrower, Guarantor or this Agreement; provided, however, that Borrower agrees that the Banks may share any such information as the Banks may choose.

                  9.6 Other Relationships. Each Bank may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust or other business with Borrower or Guarantor as if it were not a party to this Agreement.

                  In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Bank of America National Trust               The Good Guys - California,
  and Savings Association                    Inc.


By /s/                                      By /s/
  ----------------------------                 ----------------------------
Title VICE PRESIDENT                         Title CEO
     -------------------------                    -------------------------

By                                           By
  ----------------------------                 ----------------------------
Title                                        Title
     -------------------------                    -------------------------

Address for notices:                         Address for notices:

San Francisco Commercial                     7000 Marina Boulevard
 Banking, Concourse Level                    Brisbane, CA 94005-1830
345 Montgomery Street
San Francisco, CA 94104

The Union Bank of California N.A.


By /s/
  ----------------------------
Title VICE PRESIDENT
     -------------------------

By
  ----------------------------
Title
     -------------------------

Address for notices:

San Francisco Corporate Banking
17th Floor
400 California Street
San Francisco, CA 94104



                    Guarantor's Acknowledgment and Agreement

The Guarantor acknowledges the representations and warranties applicable to it as set forth in Article 5 of the foregoing Credit Agreement and agrees that they are true and correct. The

Guarantor further acknowledges the covenants applicable to it as set forth in
Article 6 of the foregoing Credit Agreement and agrees to comply with them until full and final payment of all of the Borrower's obligations under said Credit Agreement and any instrument or agreement required under said Credit Agreement.


                                             The Good Guys, Inc.

                                             By /s/
                                               -------------------------
                                             Title CEO
                                                  ----------------------
                                             By
                                               -------------------------
                                             Title
                                                  ----------------------